Exhibit 5.1

2800 JPMorgan Chase Tower, 600 Travis
Houston, TX 77002
Telephone: 713-226-1200
Fax: 713-223-3717
www.lockelord.com

December 22, 2016

ION Geophysical Corporation

2105 CityWest Blvd., Suite 100

Houston, Texas 77042

Ladies and Gentlemen:

We have acted as counsel to ION Geophysical Corporation, a Delaware corporation (the “Company”), in connection with the proposed offering and sale by the Company of shares (the “Shares”) of its common stock, par value $0.01 per share, (the “Common Stock”), having an aggregate gross sales price of up to $20,000,000, from time to time pursuant to (i) the Equity Distribution Agreement, dated December 22, 2016 (the “Distribution Agreement”), by and between the Company and Evercore Group L.L.C., as sales agent and/or principal; (ii) the Company’s registration statement on Form S-3 (File No. 333-213769) (including the base prospectus forming a part thereof, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on November 23, 2016; and (iii) the prospectus supplement, dated December 15, 2016 (together with the base prospectus forming a part of the Registration Statement, the “Prospectus”), in the form filed with the Commission under the Securities Act. Capitalized terms used but not defined herein shall have the meanings given such terms in the Distribution Agreement.

As the basis for the opinion hereinafter expressed, we examined (i) the Registration Statement, including certain of the exhibits thereto, (ii) the Prospectus, (iii) the Distribution Agreement, (iv) the Restated Certificate of Incorporation of the Company, as amended to date, (v) the Amended and Restated Bylaws of the Company, as amended to date, (vi) certain resolutions of the Board of Directors of the Company relating to, among other matters, (a) the authorization of the sale, issuance and registration of the Shares, (b) the authorization of the execution and delivery of the Distribution Agreement and (c) the delegation to certain officers of the Company (the “Authorized Officers”) of the power to determine, subject to certain parameters, the number of Shares and offering price of each Shares to be sold under the Distribution Agreement (the “Resolutions”), (vii) certificates of the Company, certain of its affiliates and public officials and (viii) such other certificates, instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents.

Atlanta, Austin, Chicago, Dallas, Hong Kong, Houston, London, Los Angeles, New Orleans, New York, Sacramento, San Francisco, Washington DC

December 22, 2016

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that when the Shares have been issued and delivered in accordance with the Distribution Agreement against payment in full of the consideration payable therefor as determined by the Board of Directors of the Company or a duly authorized committee thereof and as contemplated by the Distribution Agreement, the Shares will have been validly issued, fully paid and nonassessable.

In giving the opinion set forth herein, we have made the following assumptions: (i)(a) all documents submitted to us as originals are authentic, (b) all documents submitted to us as copies conform to the original documents, (c) all signatures on all documents submitted to us for examination are genuine, (d) all natural persons who executed any of the documents that were reviewed by us had legal capacity at the time of such execution and (e) all public records reviewed by us or on our behalf are accurate and complete; (ii) at the time of issuance of any of the Shares, the Company will have a sufficient number of authorized but unissued shares of Common Stock pursuant to its charter for the issuance; (iii) at the time of issuance of any of the Shares, the Company will be in good standing under the laws of the State of Delaware; and (v) the number of Shares, and the offering price of each Share, to be issued by the Company from time to time pursuant to the Distribution Agreement will be determined by the Board, a duly authorized committee thereof or the Authorized Officers in accordance with the Resolutions prior to the issuance thereof.

This opinion is given on the basis of the law and the facts existing as of the date hereof. We assume no obligation to advise you of changes in matters of fact or law which may thereafter occur. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof.

We are members of the Bar of the State of Texas, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of Texas, the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case as in effect on the date hereof. Without limiting the generality of the foregoing, we express no opinion with respect to state securities or Blue Sky laws.

At your request, this opinion is being furnished to you for filing as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof. We hereby consent to the statements with respect to us under the heading “Legal matters” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Locke Lord LLP

LOCKE LORD LLP